Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated June 26, 2017 on the financial statements and financial highlights of the Mirae Asset Discovery Funds, in this Post-Effective Amendment Number 48 to the Registration Statement (Form N-1A, No. 333-166018), included in the Annual Report for the year ended April 30, 2017, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Columbus, Ohio

August 28, 2017